Execution Version

PURCHASE AGREEMENT

AMONG

NORTHSTAR HEALTHCARE ACQUISITIONS LLC,
as Buyer,

and

NOBILIS HEALTH CORP.,

and

ARIZONA CENTER FOR MINIMALLY INVASIVE SURGERY, LLC,

ARIZONA VEIN & VASCULAR CENTER, LLC

and

L. PHILIPP WALL, M.D., P.C.
each as a Seller,

and

L. PHILIPP WALL.
as Owner

DATED AUGUST 1, 2016

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TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

EXHIBITS:

Exhibit A	-	Form of Convertible Note
Exhibit B	-	Form of Bill of Sale, Assignment and Assumption
Exhibit C	-	Form of Employment Agreement
Exhibit D	-	Form of Estoppel Certificates
Exhibit E	-	Form of IP License
Exhibit F	-	Form of Sellers’ Closing Certificate
Exhibit G	-	Form of Buyer’s Closing Certificate

SCHEDULES:
Schedule 1.1(a)	-	Purchased Assets
Schedule 1.1(b)	-	Accounts Receivable
Schedule 1.2(c)	-	Excluded Assets – Contracts
Schedule 1.2(d)	-	Excluded Assets – Other Assets
Schedule 1.3	-	Assumed Liabilities
Schedule 2.3	-	No Conflict
Schedule 2.4	-	Title, Sufficiency and Condition of Assets
Schedule 2.5	-	Financial Statements
Schedule 2.7	-	Legal Compliance
Schedule 2.9(a)	-	Excluded IP Assets
Schedule 2.10(a)	-	Agreements
Schedule 2.10(b)	-	Health Care Professional Agreements
Schedule 2.10(c)	-	Related Party Agreements
Schedule 2.11	-	Legal Proceedings
Schedule 2.12	-	NPIs
Schedule 2.14	-	Medical Staff Matters
Schedule 4.6	-	Transferred Employees
Schedule 4.8	-	Patents and Trademarks

[Remainder of Page Intentionally Left Blank]

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INDEX OF DEFINED TERMS

Defined Term	Section
AAAASF	2.12(c)
ACMIS	Preamble
Affiliate	2.10
Allocation Objection Notice	1.9(a)
Allocation Resolution Period	1.9(a)
Anniversary Vascular EBITDA	1.8(a)(v)
Agreement	Preamble
Applicable Laws	1.2(b)
AP	1.3(a)
AR	1.1(b)
Assumed Liabilities	1.3
AVVC	Preamble
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	7.1(b)
Cash Purchase Price	1.1(a)(iii)
Closing	1.5
Closing Date	1.5
Closing Vascular EBITDA	1.8(a)(iv)
Closing Vascular EBITDA Calculation Date	1.8(a)(iii)
Code	1.9(a)
Disposition	4.14(a)
EBITDA	1.8(a)(i)
EBITDA Objection Notice	1.8(b)
EBITDA Resolution Period	1.8(b)
Employment Agreement	1.6(a)(iii)
ERISA	1.2(a)
Equipment Indebtedness	1.3(c)
Excluded Assets	1.2
Financial Statements	2.5(a)(ii)
Fundamental Representations	7.5(a)(ii)
GAAP	1.8(a)(i)
Government Programs	1.2(g)
Governmental Authority	1.2(b)
Health Care Professional Agreements	2.10(b)
Holdback	1.1(c)
Included Cash and Accounts Receivable	1.1(b)
Independent Accountant	1.8(c)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)

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Intellectual Property	2.9(a)
Interim Financial Statements	2.5(a)(ii)
Inventory	2.16
Lease Amendments	1.6(a)(iv)
Loss	7.1(a)
NHC	Preamble
NPIs	1.2(g)
Non-Transferred Purchased Asset	4.11
Note	1.1(a)(ii)
Owner	Preamble
Parties	Preamble
Party	Preamble
PC	Preamble
Permits	1.2(b)
Permitted Encumbrances	2.4
Health Care Professional Agreements	2.11(b)
Program Agreements	2.12(a)
PTO	4.6(b)
Purchase Price	1.1(a)
Purchased Assets	1.1(a)
Restricted Territory	4.8
Retained Liabilities	1.4
SEC	2.17
Securities Act	2.17
Seller(s)	Preamble
Seller Indemnitees	7.1(c)
Seller Insurance	4.13
Sellers’ Knowledge	2.6
Shares	1.1(a)(i)
Straddle Period	1.3(d)
Tax Returns	1.9(c)
Taxes	1.3(d)
Third Party Claim	7.4(a)
Trade Secrets	2.9(a)(iv)
Transaction Documents	2.1(a)
Transactions	2.1(a)
Transferred Employees	4.6(a)
Transferred IP Assets	2.9(a)

[Remainder of Page Intentionally Left Blank]

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PURCHASE AGREEMENT

            This Purchase Agreement (this “Agreement”) is dated August 1, 2016, among Northstar Healthcare Acquisitions, LLC, a Delaware limited liability company (“Buyer”), Nobilis Health Corp., a British Columbia corporation (“NHC”), Arizona Center for Minimally Invasive Surgery, LLC, an Arizona limited liability company (“ACMIS”), L. Philipp Wall, M.D., P.C., an Arizona professional corporation (“PC”), Arizona Vein & Vascular Center, LLC, an Arizona limited liability company and wholly owned subsidiary of PC (“AVVC” and with ACMIS and PC, each a “Seller” and collectively “Sellers”), and L. Philipp Wall, a resident of the State of Arizona (“Owner”). Buyer, NHC, Sellers and Owner are referred to collectively as the “Parties” and each individually as a “Party.”

            A.        Sellers collectively own and operate an independent, comprehensive vascular and podiatry practice with five medical and surgical clinic locations located in the Phoenix and Tucson metropolitan areas, at which medical practitioners treat patients with venous diseases and provide a range of other vascular, radiology and podiatry services (the “Business”).

            B.        Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets, and certain specified liabilities, of the Business.

            In consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

            Section 1.1      Purchase and Sale.

                          (a)        At the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in all of the assets of Sellers listed or described on Schedule 1.1(a), including the Included Cash and Accounts Receivable; but excluding the Excluded Assets (collectively, the “Purchased Assets”) for a purchase price equal to Twenty-Two Million Dollars ($22,0000,000) (the “Purchase Price”), as may be adjusted pursuant to Section 1.8, consistent of the following:

                                        (i)        a number of shares of common stock of NHC equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) divided by the closing price of such common stock on the NYSE MKT on the day prior to Closing, rounded up to the nearest whole share (the “Shares”), which Shares will be subject to certain lock-up restrictions as set forth in Section 4.14 of this Agreement;

                                        (ii)      a convertible note, substantially in the form attached hereto as Exhibit A, in the principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) executed by Buyer and NHC in favor of ACMIS (the “Note”); and

                                        (iii)      the balance of the Purchase Price in cash (the “Cash Purchase Price”).

                          (b)        For the purposes of this Agreement, “Included Cash and Accounts Receivable” means (i) cash in the sum of Five Hundred Thousand Dollars ($500,000) and all rights to any bank accounts, and (ii) all accounts receivable and other rights to payment from patients and customers of Sellers, but excluding Government Programs, with respect to goods sold and services provided within the 90-day period immediately preceding the Closing (the “AR”), which will be set forth on Schedule 1.1(b).

                          (c)        One Million Fifty Thousand Dollars ($1,050,000) will be held back (the “Holdback”) from the Cash Purchase Price pursuant to Article VI.

                          (d)        On the Closing Date, Seller shall convey the Purchased Assets to certain direct or indirect, wholly-owned subsidiaries of Buyer, as designated by Buyer, pursuant to the Bill of Sale delivered in accordance with Section 1.6. Notwithstanding the foregoing, the conveyance of the Purchased Assets directly to any direct or indirect, wholly-owned subsidiary of Buyer is solely intended to minimize the need for conveyance documents, and the intended treatment of the transactions hereunder is for Seller to be deemed to have sold and conveyed the Purchased Assets to Buyer, and for Buyer to have contributed such Purchased Assets, as applicable, to its direct and indirect, wholly-owned subsidiaries.

     Section 1.2      Excluded Assets. The Purchased Assets do not include the following assets of Sellers (collectively, the “Excluded Assets”):

                          (a)        all ownership and other rights with respect to any Plans including, without limitation, all assets and Contracts of or relating to any Plans, except as set forth in Section 1.3(b). With respect to Sellers, the term “Plans” means all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings issued thereunder (“ERISA”), all employee pension benefit plans within the meaning of Section 3(2) of ERISA, all employee stock option or stock purchase plans, bonus or incentive plans or programs, severance pay plans, policies, practices or agreements, fringe benefits, and employment agreements;

                          (b)        any franchises, authorizations, licenses, permits, variances, consents, registrations, accreditations, certifications, certificates of need, enrollments, qualifications, operating authority, concessions, exemptions, approvals, orders, grants or permissions issued by, or otherwise granted from Governmental Authorities necessary to own, lease and operate the Sellers’ properties and to carry on their businesses as they are now being conducted (collectively, “Permits”) that by its terms is not transferable to Buyer. The term “Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority, and shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any applicable laws, statutes, orders, ordinances, rules, regulations, policies, or guidelines (collectively, “Applicable Laws”), including but not limited to the Centers for Medicare and Medicaid Services, The Food and Drug Administration, the United States Department of Health and Human Services Office of Inspector General, and any Medicare or Medicaid contractors, auditors, intermediaries or carriers;

                          (c)        all claims and rights under the Contracts set forth on Schedule 1.2(c);

                          (d)        the assets set forth on Schedule 1.2(d);

                          (e)        the corporate seals, organizational documents, minute books, and Tax Returns, or other records having to do with the corporate organization of Sellers;

                          (f)        any equity interests in any Seller;

                          (g)        all national provider identifiers (“NPIs”), all Medicare, Medicaid, TRICARE, Department of Labor and other governmental payor program (collectively, the “Government Programs”) provider numbers and related provider agreements;

                          (h)        all personnel records and other records that a Seller is required by Applicable Laws to retain in its possession, subject to Buyer’s right to receive copies thereof to the extent permitted by Applicable Laws;

                          (i)        right to settlements and retroactive adjustments, if any, for reporting periods ending on or prior to the Closing Date, whether open or closed, arising from or against the United States government under the Government Programs and against any third party payor programs which settle upon a basis other than on individual claims basis;

                          (j)        Sellers’ rights under the Transaction Documents; and

                          (k)        All (i) cash, cash equivalents or marketable securities in excess of Five Hundred Thousand Dollars ($500,000), (ii) all accounts receivable and other rights to payment from patients and customers of Sellers, as well as private third party payor programs, including but not limited to any insurance company or health care provider (such as a health maintenance organization, preferred provider organization, or any other managed care program), but excluding Government Programs, with respect to goods sold and services provided by Sellers more than 90 days prior to the Closing, and (iii) all accounts receivables and other rights to payment from only Government Programs with respect to goods sold and services provided by Sellers prior to the Closing.

Section 1.3      Assumed Liabilities. Buyer agrees to assume and perform when due only the following liabilities of Sellers (“Assumed Liabilities”):

                          (a)        the accounts payable incurred in the ordinary course of business of Sellers through the Closing (the “AP”), as set forth on Schedule 1.3;

                          (b)        the non-debt liabilities arising out of the ownership and operation of the Purchased Assets or the Business after the Closing;

                          (c)        all remaining payment obligations under capital leases and other equipment-related indebtedness and obligations for equipment included in the Purchased Assets (collectively, “Equipment Indebtedness”), set forth on Schedule 1.3, and all other liabilities arising after the Closing with respect to Equipment Indebtedness; and

                          (d)        all liabilities with respect to any federal, provincial, state, local foreign tax or other assessment (“Taxes”) related to the Purchased Assets for (i) any period beginning on or after the Closing and (ii) for any period beginning prior to the Closing, but ending after the Closing (a “Straddle Period”), solely to the extent such liability relates to the portion of the Straddle Period falling after the Closing.

            Section 1.4     Retained Liabilities. Sellers shall retain responsibility for performing when due, and Buyer shall not assume or have any responsibility for, all liabilities of Sellers related to the Business and the Purchased Assets other than the Assumed Liabilities, including (a) the ownership and operation of the Business and the Purchased Assets prior to the Closing; (b) the Excluded Assets; (c) the termination of any employees of Sellers who are not Transferred Employees; (d) Transferred Employees who do not report for work with Buyer upon the Closing; and (e) any liability relating to or arising out of any employment action or practice in connection with Seller’s employment or termination of employment of any persons currently or formerly employed or seeking to be employed by the Sellers, including liabilities based upon breach of employment contract, employment discrimination, wrongful termination, wage and hour compliance (including, without limitation, employee classification, overtime and minimum wage obligations), independent contractor classification, health and safety requirements, immigration and/or worker authorization requirements, disability accommodation and leave laws, workers’ compensation, constructive termination, failure to give reasonable notice or pay in lieu of notice, severance or termination pay or the Consolidated Omnibus Budget Reconciliation Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment Retraining Notification Act of 1988, as amended, the Fair Labor Standards Act, as amended, or the National Labor Relations Act, as amended, or any equivalent state, municipal, county, local, foreign or other Law (collectively, the “Retained Liabilities”).

            Section 1.5     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Orrick, Herrington & Sutcliffe LLP located at 1301 McKinney Street, Suite 4100, Houston, Texas 77010, at 10:00 a.m. local time on the second business day after all of the conditions to closing in Article V are satisfied or waived (other than conditions which are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:00 a.m., Houston time, on the Closing Date.

            Section 1.6     Closing Deliveries.

                          (a)        At the Closing, Sellers shall deliver to Buyer:

                                        (i)        a bill of sale, assignment and assumption with respect to the Purchased Assets, substantially in the form attached hereto as Exhibit B, duly executed by Sellers, in favor of certain direct or indirect, wholly-owned subsidiaries of Buyer, as designated by Buyer to Seller prior to the Closing Date;

                                        (ii)       an amendment to ACMIS’s Certificate of Formation to be filed with the Arizona Secretary of State to change ACMIS’s name to a name chosen by ACMIS and acceptable to Buyer, executed by an authorized officer of ACMIS;

                                        (iii)      an employment agreement, substantially in the form attached hereto as Exhibit C (the “Employment Agreement”), executed by Owner;

                                        (iv)       amendments to the real property leases related to the Business, in form and substance satisfactory to the Parties (the “Lease Amendments”), executed by the applicable lessors;

                                        (v)        estoppel certificates, substantially in the form attached hereto as Exhibit D, from the lessors of any leases, including capital leases, transferred as part of the Purchased Assets;

                                        (vi)       an intellectual property license to certain of the Excluded Assets, substantially in the form attached hereto as Exhibit E (the “IP License”);

                                        (vii)       certificates of good standing with respect to each Seller, issued by the Arizona Secretary of State within five business days prior to the Closing Date;

                                        (viii)     a closing certificate, substantially in the form attached hereto as Exhibit F, executed by each Seller; (ix) any approvals or consents of any rulemaking authority, person or entity applicable to Sellers, Owner or the Purchased Assets required by Section 4.4;

                                        (x)        any evidence of payoff of debt (excluding Equipment Indebtedness) of each Seller or release of liens encumbering any of the Purchased Assets requested by Buyer;

                                        (xi)      evidence that the lease related to Owner’s 2013 Tesla Model S P Sedan, financed by ACMIS, under the Combination and Loan Security Agreement (#409606-700) dated July 26, 2013 by and between ACMIS, as Debtor, and Wells Fargo Equipment Finance, Inc., has been removed from the cross-default provisions of any agreements acquired by Buyer set forth in Schedule 1.1(a);

                                        (xii)     all books and records of Sellers related to the Purchased Assets, to a location as directed by Buyer;

                                        (xiii)     a Schedule 1.1(b) with respect to the AR as of the Closing Date;

                                        (xiv)      a revised Schedule 1.3(a) with respect to the AP as of the Closing Date; and

                                        (xv)       such other documents as Buyer may reasonably request.

                          (b)        At the Closing, Buyer shall deliver to Sellers:

                                        (i)        any approvals or consents of any rulemaking authority, person or entity applicable to Buyer required by Section 4.4;

                                        (ii)         the Cash Purchase Price, by wire transfer to an account specified by Sellers prior to the Closing Date;

                                        (iii)        the Note, executed by Buyer;

                                        (iv)       a certificate representing the Shares issued in the name of ACMIS as directed by Seller and agreed by NHC;

                                        (v)        the Employment Agreement, executed by Buyer;

                                        (vi)      the Lease Amendments, executed by Buyer;

                                        (vii)      replacement agreements of certain of the Health Care Professional Agreements, executed by Buyer; and

                                        (viii)     a closing certificate, substantially in the form attached hereto as Exhibit G, executed by Buyer.

            Section 1.7      Intentionally Omitted.

            Section 1.8      Additional Payments.

                          (a)        For the purposes of this Agreement:

                                        (i)        “EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated as of any given time, in accordance with GAAP.

                                        (ii)       “GAAP” means United States generally accepted accounting principles.

                                        (iii)      “Closing Vascular EBITDA Calculation Date” means (A) if Closing occurs on the last day of any month, the Closing Date, or (B) if Closing occurs on any other day, the last day of the month prior to the month in which the Closing occurs.

                                        (iv)       “Closing Vascular EBITDA” means the trailing 12 months EBITDA of the Business, calculated as of the Closing Vascular EBITDA Calculation Date.

                                        (v)        “Anniversary Vascular EBITDA” means the trailing 12 months EBITDA of the Business, the Purchased Assets, and any vascular business (and revenues from such vascular business) at any other current or future Nobilis facility, as well as any other assets that Buyer decides to contribute to be part of the Business unit after Closing, within the Buyer’s discretion, calculated as of the first anniversary of the Closing Vascular EBITDA Calculation Date.

                          (b)        At least two Business Days prior to the Closing Date, Sellers shall deliver to Buyer its good-faith calculation of the estimated Closing Vascular EBITDA. Within 90 days after the Closing Date, Buyer may deliver to Sellers a notice setting forth, in reasonable detail, Buyer’s good-faith objections to the Sellers’ calculation of the estimated Closing Vascular EBITDA (the “EBITDA Objection Notice”). If Buyer fails to timely deliver the EBITDA Objection Notice, the Sellers’ calculation of the estimated Closing Vascular EBITDA shall be final and binding on the Parties. If Buyer timely delivers the EBITDA Objection Notice, the Parties shall attempt to resolve the dispute within 30 days after Seller’s receipt of the EBITDA Objection Notice (the “EBITDA Resolution Period”).

                          (c)        If Buyer and Seller are unable to resolve all disputes within the EBITDA Resolution Period, Buyer shall promptly, but no later than seven days after the EBITDA Resolution Period, select the Phoenix, Arizona office of Grant Thornton LLP to arbitrate the dispute (the “Independent Accountant”). Each Party shall provide the other with copies of its relevant books and records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable disputed items. Buyer, on the one hand, and Sellers, on the other hand, shall equally pay the fees and expense of the Independent Accountant.

                          (d)        Within 15 days after submission of the dispute to the Independent Accountant, Buyer and Sellers shall each submit to the Independent Accountant (with a copy to the other Parties) their respective proposals for determination of the disputed items. The Independent Accountant shall schedule a hearing at a site mutually agreeable to Buyer and Sellers no later than 15 days after receipt of the last proposal. No later than seven days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other Party. Within 15 days after the hearing, the Independent Accountant shall choose the proposal of either the Buyer or Sellers with respect to the disputed claims, which, based on the information and evidence presented, the Independent Accountant determines is the better resolution of the disputed items.

                          (e)        The determination of the Closing Vascular EBITDA, either among the Parties or by the Independent Accountant, will be final, binding and conclusive on the Parties.

                          (f)        On or before 90 days after the first anniversary of the Closing Vascular EBITDA Calculation Date, Buyer shall deliver to Sellers its good-faith calculation of the Anniversary Vascular EBITDA. Within 15 days after Sellers’ receipt of such calculation, Sellers may deliver to Buyer a notice setting forth, in reasonable detail, Sellers’ good-faith objections to such calculations. If Sellers’ fail to timely deliver such notice, Buyer’s calculation of the Anniversary Vascular EBITDA shall be final and binding upon the Parties. If Sellers timely deliver an objection to Buyer’s calculation of the Anniversary Vascular EBITDA, the parties shall attempt to resolve such dispute within 30 days after Buyer’s receipt of Sellers’ objections. If Buyer and Seller are unable to resolve all disputes within such period, Buyer and Seller shall resolve such disputes in accordance with the same terms and conditions set forth in clauses (c) and (d) of this Section 1.8 above. The determination of the Anniversary Vascular EBITDA, either among the Parties or by the Independent Accountant, will be final, binding and conclusive on the Parties.

                          (g)        Upon the final determination of the Anniversary Vascular EBITDA, Buyer shall make an additional payment to ACMIS in an amount equal to fifty percent (50%) of the amount determined by subtracting the finally-determined Closing Vascular EBITDA from the finally-determined Anniversary Vascular EBITDA, as long as such difference is a positive number. Such amount shall be paid in cash by Buyer by wire transfer to accounts specified by ACMIS.

                          (h)        If the Employment Agreement is terminated for “Cause” pursuant to Section 4(c) thereof prior to the first anniversary of the Closing Date, Buyer shall reduce any payments remaining to be made to Sellers pursuant to this Section 1.8 by Five Thousand Dollars ($5,000) for each month (prorated for any partial months) that remains in the first year under the applicable Employment Agreement (calculated from the time of such termination). The remedy in this Section 1.8(h) is not exclusive and Buyer is entitled to any other remedies available under law or equity due to Owner’s breach of the terms of the Employment Agreement.

            Section 1.9      Allocation of Purchase Price.

                          (a)        The Parties shall allocate the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (together with any rules or regulations issued thereunder, “Code”). Within 90 days after the Closing Date, Sellers shall provide Buyer a draft allocation of the Purchase Price and the liabilities of Sellers among the Purchased Assets. Within 15 days after Buyer’s receipt of Sellers’ draft allocation of the Purchase Price, Buyer shall notify Sellers in writing of any good-faith objections to such allocations (the “Allocation Objection Notice”). If Buyer fails to timely deliver the Allocation Objection Notice, the Sellers’ draft allocation of the Purchase Price shall be final and binding on the Parties. If Buyer timely delivers the Allocation Objection Notice, the Parties shall attempt in good faith to resolve those disputes within a 30-day period after Sellers’ receipt of the Allocation Objection Notice (the “Allocation Resolution Period”).

                          (b)        If Buyer and Sellers are unable to resolve all disputes within the Allocation Resolution Period, Buyer shall promptly, but no later than seven days after the Resolution Period, select the Phoenix, Arizona office of Grant Thornton LLP to arbitrate the dispute. The process for determining the final allocation of the Purchase Price shall be the same as set forth in Section 1.8 for the final determination of the Anniversary Vascular EBITDA.

                          (c)        The Parties shall timely file any information that may be required pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation of the Purchase Price as finally determined pursuant to this Section 1.9, in connection with the preparation of Internal Revenue Service Form 8594 as that form relates to the Transactions. The Parties shall not file any returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes (“Tax Returns”) or otherwise take any position which is inconsistent with such allocation, except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision. The Parties agree that the amount of the Purchase Price allocated to the covenant not to compete in Section 4.8 is not intended to be a liquidated damages amount or to place a value or ceiling on the amount of damages that could be suffered by Buyer if such covenants are breached.

ARTICLE II

REPRESENTATIONS OF SELLERS

            Each of the Sellers, jointly and severally, represent to Buyer and NHC as follows, as of the date of this Agreement and the Closing Date:

            Section 2.1      Existence, Authority and Binding Obligation.

                          (a)        Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to enter into and deliver this Agreement and the other agreements, documents or instruments contemplated hereby (collectively, the “Transaction Documents”), to carry out its obligations under, and to consummate the transactions contemplated by, the Transaction Documents (collectively, the “Transactions”).

                          (b)        Owner has the legal capacity to enter into and deliver the Transaction Documents to which it is a party as set forth in the Recitals, to carry out his obligations under the Transaction Documents to which it is a party, and to consummate the Transactions.

                          (c)        This Agreement constitutes, and, when executed and delivered, the Transaction Documents will constitute, the legal, valid and binding obligations of Sellers and Owner, enforceable against them in accordance with their terms, except as such enforceability may be limited by laws affecting the enforcement of creditors’ rights and general principles of equity.

                          (d)        Each Seller is not qualified to do business in any jurisdiction other than its jurisdiction of formation.

                          (e)        There are no outstanding powers of attorney relating to or binding on the Business or the Purchased Assets.

            Section 2.2      Organization; Subsidiaries.

                          (a)        Each Seller is in compliance with all provisions of its governing documents.

                          (b)        Each Seller does not own any direct or indirect interest or other rights in any other entity, except AVVC is a wholly-owned subsidiary of PC.

                          (c)        There are no outstanding third party rights for the issuance, sale or purchase of any security or equity interest of any Seller.

            Section 2.3      No Conflict. Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement, does not and will not:

                          (a)        breach, or require the consent of any person or entity pursuant to, Sellers’ governing documents;

                          (b)        breach, or require the consent of any person or entity pursuant to, any law, regulation, permit, order, award or other non-contractual restriction or rule applicable to Sellers, Owner, their respective assets, the Purchased Assets or the Business;

                          (c)        result in the creation of any encumbrance upon Sellers, Owner, their respective assets or the Purchased Assets; or

                          (d)        (whether with notice or the lapse of time or both) under any agreement or other instrument binding on Sellers or Owner:

                                               (i)        result in any breach of any Contract included in the Purchased Assets;

                                               (ii)       provide any other person or entity rights of termination, rescission, amendment, acceleration or cancellation of any Contract included in the Purchased Assets; or

                                               (iii)      require any authorization or approval of any person or entity.

            Section 2.4      Title, Sufficiency and Condition of Assets. Owner owns, directly or indirectly, one hundred percent (100%) of the equity interests of Sellers. Each Seller owns, and at Closing shall transfer to Buyer, good and valid title to all of the Purchased Assets, free and clear of all encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 2.4, none of the Purchased Assets is leased or licensed from or to any third party. The Purchased Assets owned, leased or licensed by Sellers are all the assets necessary for the operation of the Business. All of the Purchased Assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. For the purposes of this Agreement, “Permitted Encumbrances” means:

                          (a)        those items set forth on Schedule 2.4 identified as Permitted Encumbrances;

                          (b)        liens for Taxes not yet due and payable;

                          (c)        mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; and

                          (d)        easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Purchased Asset.

            Section 2.5      Financial Statements.

                          (a)        Sellers have delivered to Buyer true and correct copies of:

                                        (i)        Sellers’ unaudited financial statements for the year ended December 31, 2015, consisting of (A) the balance sheet of the Business as of such date, and (B) the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the “Unaudited Financial Statements”); and

                                        (ii)       Sellers’ unaudited financial statements for the two-month period ended February 28, 2016 (the “Interim Financial Statements”, and together with the Unaudited Financial Statements, the “Financial Statements”).

                          (b)        Except as disclosed on Schedule 2.5, the Financial Statements have been prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis throughout the periods covered by the Financial Statements and present fairly, in all material respects, the financial condition of Seller as of such dates and the results of operations for such periods.

                          (c)        Except as disclosed on Schedule 2.5, since the date of the Interim Financial Statements, there has been no material adverse change in the assets, liabilities or financial condition of Seller from that set forth in the Financial Statements.

            Section 2.6      Liabilities. Except as set forth in the Financial Statements, there are no material obligations or liabilities (potential or otherwise) of Seller of any nature pending, or to Sellers’ Knowledge, threatened, against any Seller, Owner or the Purchased Assets, other than contractual liabilities incurred in the ordinary course of business that are not required to be disclosed in the Financial Statements under GAAP and other than liabilities that have arisen after the date of the Interim Financial Statements in the ordinary course of business, consistent with past practices. There is no reasonable basis for any other obligation or liability to be imposed upon Sellers. For the purposes of this Agreement, “Sellers’ Knowledge” means the actual knowledge of Owner or any director or officer of Sellers.

            Section 2.7      Legal Compliance. Sellers have materially complied with all Applicable Laws. Neither Sellers nor any person or entity acting on behalf of Sellers has made or received any unlawful payments or contributions. Except as set forth on Schedule 2.7, Sellers hold all Permits necessary to own the Purchased Assets and conduct the Business, and to Sellers' Knowledge except as set forth on Schedule 2.7 or as may result from the Closing, no event has occurred or other fact exists with respect to such Permits that allows, or after notice or the lapse of time or both, would allow, revocation or termination of any such Permits or would result in any other impairment in the rights of any holder thereof.

            Section 2.8      Taxes. Sellers have filed all material Tax Returns that they were respectively required to file. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all Applicable Laws. To Sellers’ Knowledge, Sellers have not received any notice of deficiency or assessment or proposed deficiency or assessment with respect to the Purchased Assets, the Business or any Tax Returns. All Taxes due and owing by Sellers through the Closing have been paid. All Taxes required to be withheld by any Seller have been withheld and timely paid to the relevant taxing authority. Sellers have complied with all information reporting related to any Taxes. No Seller is currently the beneficiary of any extension of time within which to file any Tax Returns. To Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that a Seller is or may be subject to taxation by that jurisdiction. Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            Section 2.9      Intellectual Property.

                          (a)        Except as set forth in Schedule 2.9(a), the Purchased Assets include all of the Intellectual Property in existence on or before the Closing Date that is or has been used or useful with respect to the conduct of the Business excluding any included in the Excluded Assets (collectively, the “Transferred IP Assets”). The term “Intellectual Property” means:

                                        (i)        all patents, patent applications, and inventions and discoveries regardless of whether they may be patentable;

                                        (ii)       all business and trade names and registered and unregistered trademarks and service marks;

                                        (iii)      all copyrights in both published and unpublished works; and

                                        (iv)      all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”), as well as any other documentation in Sellers’ possession in which such Trade Secrets are embodied or otherwise identified.

                          (b)        All required filings and fees related to the Transferred IP Assets have been timely filed with and paid to the relevant authorities and authorized registrars, and all applicable Transferred IP Assets are otherwise in good standing.

                          (c)        All current employees of any Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

                          (d)        To the Sellers’ Knowledge, none of the Transferred IP Assets infringe or otherwise violate the rights of any other person or entity, nor are they being infringed or otherwise violated by any other person or entity. There are no claims by any person, entity or authority, settled, pending or, to Sellers’ Knowledge, threatened, alleging that use of the Transferred IP Assets by Sellers or by any other person or entity infringes the Intellectual Property rights of any third party.

                          (e)        With respect to each Trade Secret included as part of the Transferred IP Assets:

                                        (i)        Sellers have taken all reasonable precautions to protect the secrecy, confidentiality and value of such Trade Secret; and

                                        (ii)       such Trade Secret is not to the Seller’s Knowledge part of the public knowledge or literature, and to Sellers’ Knowledge, has not been used, divulged or appropriated either for the benefit of any third party or to the detriment of the Sellers.

            Section 2.10     Agreements.

                                 (a)        Sellers are not, and, to Sellers’ Knowledge, no other party is in breach of (and no event has occurred which, with notice or the lapse of time or both, would constitute a breach of) any of the agreements listed on Schedule 1.1. Except as set forth on Schedule 2.10(a), Sellers are current on all lease payments and other payments required under the capital leases and equipment-related obligations included in the Purchased Assets. Each such agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller and, to Sellers’ Knowledge, any other party thereto, in accordance with their respective terms, except as such enforceability may be limited by laws affecting the enforcement of creditors’ rights and general principles of equity.

                          (b)        Schedule 2.10(b) lists all of the agreements between any Seller and medical staff used or usable in connection with the Business (the “Health Care Professional Agreements”). Seller has provided Buyer with true and correct copies of each Health Care Professional Agreement.

                          (c)        Except as set forth on Schedule 2.10(c), none of the agreements or contracts set forth on Schedule 1.1 are agreements or contracts between or among Sellers, on the one hand, and Owner or any Affiliate of Sellers or Owner, on the other hand. For the purposes of this Agreement, “Affiliate” means any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a Governmental Authority that, directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with a Party.

            Section 2.11      Legal Proceedings. Except as set forth on Schedule 2.11, there are no claims, actions or investigations pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such claim, action or investigation.

            Section 2.12      Medicare Participation and Reimbursement/Accreditation.

                          (a)        PC is certified or otherwise qualified for participation in the Government Programs and has current and valid contracts for participation in certain Government Program (the “Program Agreements”), all of which are in full force and effect, and PC is currently in receipt of all approvals or qualifications necessary for their reimbursement by the Government Programs. Schedule 2.12 contains a list of all NPIs and all provider numbers of Sellers under applicable Government Programs and private third party payor programs, including any insurance company or health care provider (such as a health maintenance organization, preferred provider organization, or any other managed care program). To Sellers’ Knowledge, no events or facts exist that would cause any Program Agreement to be suspended, terminated, restricted, withdrawn, subjected to an administrative hold or otherwise not to remain in force and effect after the Closing.

                          (b)        All billing practices of Sellers with respect to all third party payors, including the Government Programs and private insurance companies, have been conducted in material compliance with all Applicable Laws and the billing guidelines of such third party payors. Except for routine overpayments that occur in the ordinary course of business, Sellers have not billed or received any payment or reimbursement in excess of amounts allowed by Applicable Laws or the billing guidelines of any third party payor, including the Government Programs or any private insurance companies. Sellers have made available to Buyer true and correct copies of any and all Government Program survey reports issued since January 1, 2014, with respect to Sellers and all plans of correction which the applicable governmental agency required any Seller to submit in response to such reports. Sellers have corrected any deficiencies noted therein.

                          (c)        With respect to two surgery center locations operated by ACMIS and AVVC respectively, ACMIS and AVVC are separately duly accredited, with no current deficiencies or contingencies, by the American Association for Accreditation of Ambulatory Surgery Facilities (“AAAASF”). Since the date of its most recent AAAASF accreditation, Sellers have not made any changes in policies or operations at the respective surgery center locations that would cause ACMIS or AVVC to lose each location’s accreditations. Sellers have delivered copies of their most receipt AAAASF accreditation certificates to Buyer.

            Section 2.13     Compliance. Sellers (i) are not party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) do not have reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, or (iii) to Sellers’ Knowledge are not and have not been a defendant in any qui tam/False Claims Act litigation, or (iv) have not received any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that any Seller has violated in any material respect any applicable material law, rule, or regulation. Sellers have provided Buyer with complete and accurate descriptions of each audit and investigation conducted with respect to its compliance with Applicable Laws during the last three years.

            Section 2.14     Medical Staff Matters. Sellers have provided to Buyer true and correct copies of their respective medical staff bylaws, medical staff rules and regulations, and medical staff hearing procedures, all as presently in effect. There are no pending or, to Sellers’ Knowledge, threatened adverse actions, appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to any Seller’s medical staff, current members of any Seller’s medical staff or affiliated health professionals, and all appeal periods in respect of any medical staff member, allied health professional or applicant against whom an adverse action has been taken by any Seller have expired. Sellers have delivered to Buyer a written disclosure containing a brief general description of all material adverse actions taken in the six months prior to the date hereof against any Seller’s medical staff members, allied health professionals or applicants which could result in claims or actions against such Seller. Schedule 2.14 sets forth a complete and accurate list of the name and medical specialty of each current member of the medical staff of Sellers. Except as set forth on Schedule 2.14, no medical staff member has resigned or had their privileges revoked or suspended since January 1, 2014. There are no claims, actions, suits, proceedings, or investigations pending or, to Sellers’ Knowledge, threatened against or affecting any member of any Seller’s medical staff at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located relating to medical practice or conduct in connection therewith.

            Section 2.15     Employment Matters. Except for past violations for which the Sellers are not subject to any current liability and cannot become subject to any future liability, the Sellers are and have been in material compliance with all applicable laws, regulations and orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and the Sellers are not and have not engaged in any unfair labor practice. There are no written charges or complaints of employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable laws, pending or threatened or, to Seller’s Knowledge, anticipated against the Sellers. The Sellers have properly classified as an employee or independent contractor each person who provides or has provided services to the Sellers, and as to each such person that is an employee, the Sellers have properly classified such employee as exempt or non-exempt under applicable wage and hour laws, except for such misclassifications as would not have a material adverse effect.

            Section 2.16     Inventory. The “Inventory” (or “Inventories”) consists of a quality and quantity useable and saleable in the ordinary course of business except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value.

            Section 2.17     Investment Experience. Sellers and Owner hereby acknowledge and represent that (i) they have prior investment experience, including investment in non-listed and unregistered securities, and that they have employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by Buyer to evaluate the merits and risks of such an investment on their behalf; (ii) they recognize the highly speculative nature of an investment in the Shares; and (iii) they are able to bear the economic risk and illiquidity which they assume by investing in the Shares. Sellers and Owner have had the opportunity to retain, and to the extent necessary they have retained, at their own expense, and relied upon the advice of appropriate professionals, including an investment advisor, attorney and/or accountant regarding the investment, tax and legal merits and consequences of this Agreement and its acquisition of the Shares hereunder.

            Section 2.18     No SEC Review. Sellers and Owner hereby acknowledge that this transaction has not been reviewed by the Securities and Exchange Commission (“SEC”) because of NHC’s representations that this transaction is intended to be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D promulgated under said act. Sellers and Owner further acknowledge that no federal or state agency or authority has made any finding or determination as to the accuracy or adequacy of this Agreement or as to the fairness of the terms of this transaction or any recommendation or endorsement of the Shares. Any representation to the contrary is a criminal offense. In making an investment decision, Sellers and Owner must rely on their own examination of NHC and the terms of this transaction, including the merits and risks involved.

            Section 2.19     Purchase For Own Account. The Shares to be acquired by Sellers and Owner hereunder will be acquired for investment for their own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and no Seller or Owner has the present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller also represents that Seller has not been formed for the specific purpose of acquiring the Shares.

            Section 2.20     Rule 144. Sellers and Owner acknowledge that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Sellers and Owner are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for such shares, the availability of certain current public information about the company that issued such shares, the resale occurring following the period of time prescribed by Rule 144, the sale being effected through a “broker's transaction” and the number of shares being sold during any three-month period not exceeding specified limitations.

            Section 2.21     Unregistered Registration Shares. Each Seller and Owner understands and hereby acknowledges that NHC is under no obligation to register the Shares under the Securities Act. Each Seller and Owner consents that NHC may, if it desires, permit the transfer of the Shares out of a Seller's or Owner’s name only when such Party’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to NHC that neither the sale nor the proposed transfer results in a violation of the Securities Act or any applicable state “blue sky” laws.

            Section 2.22     No Public Offering. Sellers and Owner hereby acknowledge that the sale and issuance of the Shares hereunder has not been (a) accompanied by the publication of any advertisement nor (b) effected by or through a broker-dealer in a public offering.

            Section 2.23     Certain Books and Records. Excluding the minute books of Sellers, the operational books and records of Sellers related to the three years prior to the date of Closing are in the possession of Sellers and are correct and complete in all material respects.

ARTICLE III

REPRESENTATIONS OF BUYER AND NHC

            Buyer and NHC, jointly and severally, represent to each of the Sellers and Owner as follows, as of the date of this Agreement and the Closing Date:

            Section 3.1     Existence, Authority and Binding Obligation.

                          (a)        Each of Buyer and NHC is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to enter into and deliver the Transaction Documents, to carry out its obligations under the Transaction Documents, and to consummate the Transactions.

                          (b)        This Agreement constitutes, and, when executed and delivered, the Transaction Documents will constitute, the legal, valid and binding obligations of each of Buyer and NHC, enforceable against such Party in accordance with their terms, except as such enforceability may be limited by laws affecting the enforcement of creditors’ rights and general principles of equity.

            Section 3.2      No Conflict. The execution, delivery and performance of this Agreement, does not and will not:

                          (a)        breach, or require the consent of any person or entity pursuant to, Buyer or NHC’s governing documents;

                          (b)        breach, or require the consent of any person or entity pursuant to, any law, regulation, permit, order, award or other non-contractual restriction or rule applicable to Buyer or NHC or its respective assets;

                          (c)        result in the creation of any encumbrance upon Buyer or NHC or its respective assets; or

                          (d)        (whether with notice or the lapse of time or both) under any agreement or other instrument binding on Buyer or NHC:

                                        (i)        result in any breach;

                                        (ii)       provide any other person or entity rights of termination, rescission, amendment, acceleration or cancellation; or

                                        (iii)      require any authorization or approval of any person or entity.

ARTICLE IV

OTHER COVENANTS OF THE PARTIES

            Section 4.1      Conduct of Business Prior to Closing. Until Closing, Sellers shall conduct the Business in the ordinary course of business consistent with their past practice, except for actions expressly permitted or limited by this Agreement. Without limiting the prior sentence, Sellers shall maintain Inventories of supplies, drugs, and other disposables and consumables in the ordinary course of business consistent with their past practice and shall not, without the prior written consent of the Buyer:

                          (a)        make or authorize any capital expenditure for the Business of more than $50,000;

                          (b)        enter into any agreement that, if existing as of the date of this Agreement, would have to be listed in Schedule 1.1 as part of the Purchased Assets; or

                          (c)        enter into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

            Section 4.2      Access to Books, Records and Personnel. If before or after Closing it is necessary that any Party be furnished with additional information relating to the Purchased Assets or the Business, and such information is in the possession of any other Party, such Party agrees to use its reasonable efforts to furnish such information to the requesting Party, at the requesting Party’s cost and expense, and to make its employees available on a mutually convenient basis to provide additional information and explanation of such materials. Any such disclosure shall be subject to the confidentiality or other applicable terms of any agreement to which the disclosing Party is bound as well as any Applicable Laws.

            Section 4.3      Tax Matters. With respect to the Purchased Assets and the Business, Sellers shall prepare and file all Tax Returns for any period ending on or before the Closing Date, and Buyer shall prepare all Tax Returns for all other periods. Buyer and Sellers shall cooperate fully, as reasonably requested by the other Party, in connection with the filing of Tax Returns with respect to the Purchased Assets or the Business and any audit or other proceeding with respect to the Purchased Assets or the Business. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets or the Business relating to any taxable period beginning before the Closing until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority.

            Section 4.4      Further Assurances. Sellers, Owner, and Buyer shall use their reasonable efforts (a) to obtain all approvals and consents requested by the other Party and required by or necessary for the transactions contemplated by the Transaction Documents, and (b) to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws, regulations and the Transaction Documents to effect the Transactions (whether prior to or after Closing) and to timely satisfy the conditions set forth in Article V. Without limiting the foregoing, Sellers shall, and Owner shall cause Sellers to, execute, acknowledge and deliver to Buyer any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Buyer and/or the Arizona Department of Health Services at any time and shall take any and all other actions reasonably requested by Buyer, at any time, in furtherance of, in connection with, or in relation to, Buyer’s notification and obtaining of Permits in connection relating to the Transaction and the Closing, including without limitation the change of ownership of the Purchased Assets and Business from Sellers to Buyer, as described in Arizona law, including (but not limited to) A.A.C. §R9-10-101 et seq. However, nothing in this Section 4.4 shall require any Party to (y) hold separate or make any divestiture of any asset or otherwise agree to any restriction on operations or other condition that would be materially adverse to the assets, liabilities or business of Buyer or Sellers, or (z) offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability. Prior to Closing, no Party shall make any filing or request any consent related to the Transactions without the approval of the other Party, which approval shall not be unreasonably withheld or delayed.

            Section 4.5      Apportionment.

                          (a)        If it is necessary for purposes of the indemnification in Article VII to determine the portion of any Taxes or other costs imposed on or incurred for a Straddle Period, the determination shall be made:

                                        (i)        on a daily basis, in the case of property or ad valorem taxes, franchise taxes (which are not measured by, or based upon, net income) and other costs accrued on a daily basis; or

                                        (ii)        by assuming that the pre-Closing period constitutes a separate taxable period of Sellers or Owner, as applicable, and by taking into account the actual taxable events that occurred during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the pre-Closing period ratably on a daily basis), in all other cases.

                          (b)        Each Party agrees to pay the other Party any refund received after the Closing Date in respect of any Taxes or costs for which the other Party was liable in accordance with this Agreement. The Parties shall cooperate to take all necessary steps to claim any such refund. Any such refund received by a Party or its affiliate for the account of the other Party shall be paid to such other Party within 90 days after such refund is received.

            Section 4.6      Sellers’ Employees.

                          (a)        Subject to Buyer’s hiring policies, Buyer shall offer employment to all employees of Sellers, which are set forth on Schedule 4.6 at the same levels of benefits and compensation as set forth thereon. Employees of Sellers who accept employment with Buyer and become employees of Buyer at Closing shall be referred to herein as “Transferred Employees.”

                          (b)        Each Transferred Employee’s sick leave, vacation and other paid time off (collectively, “PTO”) accrued as of July 3, 2016, is set forth on Schedule 4.6. Sellers shall deliver, at Closing, an updated Schedule 4.6 setting forth the PTO accrued as of the Closing Date. Each Transferred Employee who consents to such transfer shall be credited by Buyer for any such accrued PTO, but Buyer shall have no obligation to make any payments to the Transferred Employees for such accrued PTO other than in accordance with the terms and conditions applicable to Buyer’s employees or applicable law. Other than as expressly set forth herein, Buyer shall have no obligation whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Sellers or the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued PTO, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date.

                          (c)        The terms of the Transferred Employees’ employment with Buyer shall otherwise be upon such terms and conditions as Buyer, in its sole discretion, shall determine. This provision shall neither be construed to create any third party beneficiaries nor to vest any rights in parties other than those signatories to this Agreement.

            Section 4.7      Receipt of Certain Payments by the Parties. After Closing, if Sellers receive or collect any funds related to accounts receivable included in the Included Cash and Accounts Receivable, any other Purchased Asset or arising out of or related to the ownership and operation of the Business and the Purchased Assets after the Closing, Sellers shall remit such funds to Buyer promptly after receipt thereof. After Closing, if Buyer receives or collects any funds related to any Excluded Asset, including any accounts receivable not included in the Included Cash and Accounts Receivable, or arising out of or related to the ownership and operation of the Business and the Purchased Assets prior to the Closing other than the Included Cash and Accounts Receivable, Buyer shall remit such funds to Sellers promptly after receipt thereof.

            Section 4.8 Covenant Not to Compete. To more effectively protect the value of the Purchased Assets, for five years after the Closing Date, Sellers and Owner shall not, directly or indirectly (whether as an owner, principal, employee, agent, consultant, independent contractor, partner or otherwise), anywhere in the State of Arizona, State of Texas or any other State in which Buyer has a facility, at which medical practitioners treat patients with venous diseases and provide a range of other vascular, radiology and podiatry services on or prior to the first anniversary of the Closing Vascular EBITDA Calculation Date and which is included in the Business unit for purposes of calculating the Anniversary Vascular EBITDA (the “Restricted Territory”):

                          (a)        engage in any business in competition with the Business; provided, however, that Sellers and Owner, may own, solely as an investment, securities in any entity that is in competition with the Business if (i) Sellers or Owner, as applicable, do not, directly or indirectly, beneficially own more than 2% in the aggregate of such class of securities, (ii) such class of securities is publicly traded and (iii) Sellers or Owner, as applicable, has no active participation in such entity;

                          (b)        solicit business of the same or similar type being carried on by the Buyer in the operation of the Business from any person or entity known by Sellers or the Owner to be a customer of the Business as operated by Buyer;

                          (c)        request any past, present or future customer or supplier of Sellers or Buyer to curtail or cancel its business with the Business as operated by Buyer;

                          (d)        solicit, employ or otherwise engage as an employee or independent contractor any person who is an employee or independent contractor of the Business as operated by Buyer, unless such person’s employment or engagement with the Business (i) was terminated by Buyer, or (ii) ended more than 12 months prior to the date of solicitation, employment or engagement;

                          (e)        induce or attempt to induce any employee or independent contractor of the Business as operated by Buyer to terminate their employment or engagement with the Business; provided, however, that it shall not constitute a breach of the foregoing if any person or entity which employs or otherwise engages Owner solicits and/or hires an employee or former employee of the Business through a general solicitation not directed at such employee or former employee, and further provided the Owner does not have hiring authority or influence over hiring for the applicable position; or

                          (f)        unless otherwise required by law, subject to the confidentiality provisions of this Agreement, disclose to any person or entity details of the organization or business affairs of the Business, any names of past or present customers of the Business, any Trade Secrets, or any other non-public information concerning the Business or its affairs; notwithstanding the foregoing, the Sellers may publically disclose information related to or arising from the filing, prosecution, and enforcement of intellectual property rights pertaining to the Excluded Assets.

            Notwithstanding anything to the contrary above in this Section 4.8, (i) this Section 4.8 shall not restrict Owner from providing medical services as a physician in private medical practice to any of the past, present or future patients or customers of the Business, provided Owner does not use any marketing or advertising directed at such past, present or future patients, (ii) this Section 4.8 shall not restrict Owner and his Affiliates from leasing any real property, including real property no longer leased by Buyer and its Affiliates, to any third party, including any third party that may be competitive with the Business, (iii) Owner and his Affiliates may license or otherwise commercialize the patents set forth on Schedule 4.8 to any third parties for use outside of the Restricted Territory, (iv) Owner and his Affiliates shall be permitted to license the patents set forth on Schedule 4.8 to third parties for use inside of the Restricted Territory so long as Owner pays to Buyer an amount equal to thirty percent (30%) of the net revenues earned from such licenses only in Arizona and Texas, as well as any other state in which the Buyer has a facility, at which medical practitioners treat patients with venous diseases and provide a range of other vascular, radiology and podiatry services on or prior to the first anniversary of the Closing Vascular EBITDA Calculation Date and which is included in the Business unit for purposes of calculating the Anniversary Vascular EBITDA, that actually builds and/or operates an operating room that is claimed or described by such patents; and (v) Owner and his Affiliates shall be permitted to license or otherwise commercialize the trademarks set forth on Schedule 4.8 to any third parties for use inside and outside of the Restricted Territory.

            Sellers and Owner agree that the covenants set forth in this Section 4.8 are drafted to and are intended to comply with and be enforceable under Texas Business & Commerce Code Section 15.50(a) and other applicable laws and regulations. The Parties acknowledge that if the scope of the covenants in this Section 4.8 is deemed to be too broad in any court proceeding, the court may reduce the scope as deemed reasonable under the circumstances. Sellers and Owner also agree that in the event that the covenants are reformed and Sellers and/or the Owner has breached the reformed covenants, Buyer may be entitled to recover attorneys’ fees and costs in enforcing the covenants in the same manner and to the same extent as if they had been enforced as written against the breaching Party. The Parties acknowledge that Buyer may not have any adequate remedy at law for the breach or threatened breach by Sellers or Owner of this Section 4.8 and, accordingly, Buyer may, in addition to remedies that may be available under this Agreement, file suit in equity to enjoin Sellers or Owner from that breach or threatened breach, and Sellers and Owner consent to the issuance of injunctive relief. Sellers and Owner agree that Buyer’s performance under this Agreement constitutes sufficient consideration for the covenant not to compete in this Section 4.8.

            Section 4.9      Confidentiality. Sellers acknowledge that irreparable damage would occur if any confidential or proprietary information regarding the Business, the Purchased Assets or Buyer were disclosed to or utilized on behalf of any person or entity that is in competition in any respect with the Business as conducted by the Buyer following the Closing. Without the prior written consent of Buyer, Sellers agree that they shall not, directly or indirectly, use or disclose any of such information. The provisions of this Section 4.9 shall not prohibit a Party from disclosing information covered by this Section 4.9 pursuant to a subpoena or other validly issued administrative or judicial process requesting the information; provided, however, that prompt notice is provided to the other Party of the required disclosure.

            Section 4.10     Mail. Sellers authorize Buyer, on and after the Closing Date, to receive and open all mail received by Buyer relating to the Business, the Purchased Assets or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Sellers shall promptly deliver to Buyer any mail or other communication received by Sellers after the Closing Date pertaining to the Business, the Purchased Assets or the Assumed Liabilities. Buyer shall promptly deliver to Sellers any mail or other communication received by Buyer after the Closing Date pertaining to the Excluded Assets, the Retained Liabilities or solely to the operation of the Business by Sellers prior to the Closing.

            Section 4.11     Third Party Consents. If Sellers’ rights to any Purchased Asset may not be transferred without the consent of another person or entity, and if such consent has not been obtained as of the Closing Date despite the exercise by Sellers of its reasonable efforts, this Agreement shall not constitute an agreement to transfer such Purchased Asset (a “Non-Transferred Purchased Asset”) if an attempted transfer thereof would constitute a breach or be unlawful. In any such case, Sellers, to the maximum extent permitted by law, (a) shall act after the Closing as the Buyer’s agent to obtain for Buyer the benefits related to the Non-Transferred Purchased Asset, and (b) shall cooperate with Buyer in any other reasonable arrangement designed to provide those benefits to the Buyer, including by agreeing to remain liable under any applicable contract. Nothing contained in this Section 4.11 shall relieve the Sellers of their respective obligations under any other provisions of this Agreement, including the obligation pursuant to Section 4.4 to use its reasonable efforts to obtain the consent of the applicable person or entity to transfer the Non-Transferred Purchased Asset to Buyer.

            Section 4.12     Use of Names. After the Closing, Sellers and Owners shall not use the Transferred IP Assets, including the name “Arizona Vein and Vascular” or any similar derivation for business purposes. Within 30 days after the Closing Date, Sellers and Owner shall change the legal name of Sellers so that it does not contain any reference to “Arizona Vein and Vascular” or any similar derivation.

            Section 4.13     Insurance. Sellers shall maintain existing insurance or “tail” insurance, in form and substance reasonably acceptable to Buyer (“Seller Insurance”), to insure against liabilities in connection with the development, business or operation of the Sellers and/or the Purchased Assets. The Seller Insurance coverage shall be retroactive such that it covers all periods prior to the Closing Date and shall remain in effect for at least three years from the Closing Date. The minimum coverage of the Tail Insurance shall be One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate. Buyer shall be included as additional insured party to the Seller Insurance.

            Section 4.14     Lock Up.

                          (a)        Sellers and Owner shall not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights (collectively, a “Disposition”) with respect to any of the Shares other than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions contained in this Section 4.14; (ii) with respect to sales or purchases of additional common shares of NHC acquired or disposed of on the open market after Closing; (iii) with respect to sales or purchases between Sellers or Owner and any other person or entity that is subject to a lock up agreement containing the terms and conditions essentially identical to those set forth in this Section 4.14; or (iv) with the prior written consent of NHC, which may be granted or withheld in NHC’s sole discretion.

                          (b)        The restrictions in this Section 4.14 do not, however, preclude Sellers’ or Owner’s exercise of warrants or options to purchase additional common shares of NHC during the restrictive period set forth in this Section 4.14 or the Disposition of common shares of NHC which are not Shares.

                          (c)        Each Seller and Owner agrees and consents to NHC’s entry of a stop transfer instructions with its transfer agent and registrar against the transfer of the Shares.

                          (d)        Each Seller and Owner agrees that the certificate or certificates representing the Shares shall bear restrictive legends acknowledging the restrictions on transfer set forth in this Section 4.14, and such legend shall be substantially in the following form:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE [Day that is 4 months after the Closing]

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF ITS COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND REASONABLY CONCURRED IN BY THE COMPANY’S COUNSEL, THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A CERTAIN PURCHASE AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER NAMED THEREIN, PROVIDING FOR, AMONG OTHER THINGS, CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 4.14 THEREOF. A COPY OF SUCH PURCHASE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

                          (e)        NHC shall use its commercially reasonable efforts to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, such that, without limitation, Owner shall be able to resell the Shares under Rule 144 of the Securities Act.

                          (f)        The restrictions set forth in this Section 4.14 shall automatically terminate without further action by any person or entity in accordance with the following schedule:

                                        (i)        On the one-year anniversary of the Closing, the restriction set forth in Section 4.14(a) shall cease to apply to 25% of the aggregate Shares.

                                        (ii)       On the fifteen-month anniversary of the Closing, the restriction set forth in Section 4.14(a) shall cease to apply to an additional 25% of the aggregate Shares.

                                        (iii)      On the eighteen-month anniversary of the Closing, the restriction set forth in Section 4.14(a) shall cease to apply to an additional 25% of the aggregate Shares.

                                        (iv)      On the twenty-one month anniversary of the Closing, the restriction set forth in Section 4.14(a) shall cease to apply to the remaining 25% of the aggregate Shares.

            Section 4.15     Certain Schedules. Five Business Days prior to the Closing Date, Sellers shall deliver to Buyer a new Schedule 1.1(b) and a revised Schedule 1.3(a) showing Buyer’s good faith estimate of the AR and AP, as applicable, as of the Closing Date. Sellers shall deliver completed and final Schedules 1.1(b) and 1.3(a) with respect to the AR and AP in accordance with Section 1.6.

ARTICLE V

CONDITIONS TO CLOSING

            Section 5.1      Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver, as of the Closing, of each of the following conditions:

                          (a)        No rulemaking authority or court has issued any law, regulation or order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the Closing.

                          (b)        No claim or proceeding contesting or seeking to adversely affect the Transactions is pending or threatened.

                          (c)        Any applicable waiting period under any law or regulation applicable to the Transactions has expired or terminated.

            Section 5.2      Conditions to Obligations of Sellers and Owner. The obligations of Sellers to consummate the Transactions are subject to the satisfaction by Buyer and NHC, or waiver by Sellers, as of the Closing, of each of the following conditions:

                          (a)        The representations of Buyer and NHC contained in Article III are true and correct in all material respects (except for those qualified by materiality, which are true and correct in all respects) as of the Closing (other than such representations as are expressly made as of another date).

                          (b)        Owner shall have obtained a release of Sellers and other Affiliates of Owner from any obligations under any of the Equipment Indebtedness included in the Purchased Assets, which are identified on Schedule 1.3(c).

                          (c)        Buyer and NHC have complied in all material respects with each of their covenants and undertakings under this Agreement.

            Section 5.3      Conditions to Obligations of Buyer and NHC. The obligations of Buyer and NHC to consummate the Transactions is subject to the satisfaction by Sellers and Owner, or waiver by Buyer and NHC, as of the Closing, of each of the following conditions:

                          (a)        The representations of Sellers and Owner contained in Article II are true and correct in all material respects (except for those qualified by materiality, which are true and correct in all respects) as of the Closing (other than such representations as are expressly made as of another date).

                          (b)        Sellers and Owner have complied in all material respects with each of their respective covenants and undertakings under this Agreement.

                          (c)        Buyer has received a statement from the independent accountants auditing the Business showing a trailing 12 months EBITDA of the Business, calculated as of January 31, 2016, of at least Four Million Six Hundred Thousand Dollars ($4,600,000), provided, however, such EBITDA calculation shall include accounts receivables for services performed during such period as earnings, less reasonable reserves for uncollectable accounts receivable, and excluding extraordinary or nonrecurring expenses.

ARTICLE VI

PURCHASE PRICE HOLDBACK

            Section 6.1      Holdback. On the Closing Date, the Holdback shall be retained by Buyer as security for the partial payment of any and all claims by Buyer against Sellers and Owner pursuant to Section 7.2.

             Section 6.2      Distribution of Holdback. On the 12 month anniversary of the Closing Date, fifty percent (50%) of the Holdback, less the amount of any Loss for which reductions have been made out of the Holdback as of such date, or for which there are indemnification claims then pending, shall be paid to Sellers. The remainder of the Holdback, less the amount of any Loss for which reductions have been made out of the Holdback as of such date, or for which there are indemnification claims then pending, shall be paid to Sellers on the 24 month anniversary of the Closing Date. Buyer shall be permitted to deduct the amount of any Loss that is agreed or resolved in accordance with the terms of this Agreement out of the Holdback. Promptly following the resolution of any indemnification claims then pending, any amount of the Holdback not payable to Buyer based on the resolution of a particular claim that was previously retained shall be paid to Seller.

ARTICLE VII

INDEMNIFICATION

             Section 7.1      Loss and Indemnitees Defined. For the purposes of this Article VI and Article VII:

                              (a)         “Loss” means any liability, loss, cost, or injury, that results from any claim or proceeding;

                              (b)         “Buyer Indemnitees” means NHC, Buyer and any present or future officer, director, manager, employee, Affiliate, direct or indirect subsidiary, equity holder or agent of NHC or Buyer; and

                              (c)         “Seller Indemnitees” means Owner, Sellers and any present or future officer, director, manager, employee, Affiliate, direct or indirect subsidiary, equity holder or agent of Sellers.

            Section 7.2      Indemnification by Sellers. Sellers and Owner shall, jointly and severally, indemnify, defend and hold harmless each Buyer Indemnitee from and against any Losses incurred by any Buyer Indemnitee that arise out of, relate to or result from:

                              (a)         any Excluded Assets or Retained Liabilities;

                              (b)         any breach of the representations in Article II; and

                              (c)         any breach by Sellers or Owner of their respective covenants in this Agreement.

            Section 7.3      Indemnification by Buyer and NHC. Buyer and NHC shall, jointly and severally, indemnify, defend and hold harmless each Seller Indemnitee from and against any Losses incurred by any Seller Indemnitee that arise out of, relate to or result from:

                              (a)         any Assumed Liabilities;

                              (b)         any breach of the representations in Article III;

                             (c)         the ownership of the Purchased Assets and the operation of the Business after the Closing; provided, however, that such Losses do not arise out of, relate to or result from an indemnifiable matter pursuant to Section 7.2; and

                              (d)         any breach by Buyer or NHC of their respective covenants in this Agreement.

              Section 7.4       Procedures for Indemnification.

                             (a)         A Party seeking indemnification pursuant to Section 6.2 or Section 6.3 (the “Indemnified Party”) shall provide prompt written notice to the Party required to provide indemnification under Section 7.2 or Section 7.3 (the “Indemnifying Party”) of any event, claim or proceeding carried out by a third party (“Third Party Claim”) for which the Indemnified Party is entitled to indemnification under this Article VII. The Indemnifying Party will have the right to direct, through counsel of its choice, the defense or settlement of any Third Party Claim at its own expense. The Indemnified Party may participate in such defense at its own expense. The Indemnified Party will promptly provide the Indemnifying Party with reasonable access to the Indemnified Party’s records and personnel relating to any Third Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of a Third Party Claim. The Indemnifying Party will reimburse the Indemnified Party for all of its reasonable out of pocket costs related to a Third Party Claim.

                             (b)         The Indemnified Party will not pay, or permit to be paid, any part of any Loss arising from a Third Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld or delayed) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Loss. No Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, unless the judgment or proposed settlement involves only the payment of money damages and does not seek to impose equitable relief.

                             (c)         If the Indemnifying Party fails to defend a Third Party Claim or withdraws from defending such a claim, then the Indemnified Party will have the right to undertake the defense or settlement of the applicable Third Party Claim and seek reimbursement under this Agreement. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to this Section 6.4 and proposes to settle such claim prior to a final judgment or to not pursue an appeal, then the Indemnified Party will give the Indemnifying Party prompt written notice and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

              Section 7.5       Survival of Limitation.

                             (a)         All representations from Article II and Article III made by each Party in this Agreement shall survive the Closing Date for a period of 2 years, except for:

                                              (i)         the representations in Section 2.8, which shall survive until the expiration of the applicable statute of limitations; and

                                             (ii)        the representations in Section 2.1, Section 2.2, Section 2.3(a)-(c), the first two sentences of Section 2.4, Section 3.1 and Section 3.2(a) -(c), which shall survive indefinitely (the “Fundamental Representations”).

                             (b)         The covenants of each Party in this Agreement shall survive for the relevant statute of limitations period, unless a different period is expressly provided for in this Agreement.

                             (c)         Any claim for indemnification under Section 7.2 or Section 7.3 must be asserted within the applicable survival period set forth in this Section 7.5. Any claim asserted in writing prior to the expiration of the applicable survival period shall survive until such claim is resolved and payment, if any is owed, is made.

              Section 7.6       Limitations on Indemnification and Payment of Damages.

                             (a)         Sellers and Owner shall not be liable under Section 7.2(b) until the aggregate amount of indemnification claims made by the Buyer Indemnitees exceeds One Hundred Thousand Dollars ($100,000) and, in such event, Sellers and Owner, jointly and severally, shall be required to pay the amount of all such Losses only in excess of such amounts.

                             (b)         The aggregate payments made by Sellers and Owner in satisfaction of claims of the Buyer Indemnitees for indemnity pursuant to Section 7.2(b) shall not exceed Three Million Two Hundred Seventy-Five Thousand Dollars ($3,275,000).

                             (c)         Notwithstanding the foregoing, the limitations set forth in Sections 7.6(a) and (b) shall not apply to Losses arising out of fraud or breaches of the Fundamental Representations, provided, however, if claims by the Buyer Indemnitees for indemnity pursuant to Section 7.2(b) include claims arising from breaches of the Fundamental Representations, the aggregate payments made by Sellers and Owner in satisfaction of claims of the Buyer Indemnitees for indemnity pursuant to Section 7.2(b), including for claims arising from breaches of other representations in Article II, shall not exceed the Purchase Price.

                             (d)         The calculation of any Loss pursuant to this Article VII shall be reduced by any insurance proceeds received by the Indemnified Party but shall not be reduced for any Tax benefits realized or not by an Indemnified Party from such Loss.

                             (e)         Buyer shall setoff any amount to which it is entitled under this Article VII first against the Holdback and then against the principal amount of the Note before seeking any amounts from Sellers or Owner.

                             (f)         The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing for breaches of this Agreement, except for those provisions for which this Agreement provides that an equitable remedy may be sought.

             Section 7.7      Characterization of Indemnification Payments. Unless otherwise required by law, all payments made pursuant to this Article VII shall be treated for all Tax purposes as adjustments to the Purchase Price. To the extent any such payment is not treated as a non-taxable adjustment to the Purchase Price by any taxing authority, Sellers or Buyer (as applicable) shall make such payment on an after-Tax basis so that the amount of any such payment is increased to adjust for any Taxes imposed on Buyer or Sellers (as applicable) as a result of receiving such payment.

             Section 7.8      Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE VIII

TERMINATION

              Section 8.1      Termination. This Agreement may be terminated:

                             (a)         by either Sellers and Owner, on the one hand, or Buyer and NHC, on the other hand, in writing, after October 31, 2016, if the Closing has not occurred; provided, that, as of such date the terminating Party is not in default under this Agreement; and provided, further, however, that Buyer’s and NHC’s inability to deliver the Cash Purchase Price to Sellers shall not be a default under this Agreement for the purposes of this Section 8.1(a);

                              (b)         by either Buyer and NHC, on the one hand, or Sellers and Owner, on the other hand, in writing, if there is instituted or threatened any action by any rulemaking authority or court, or there is in effect any order of any rulemaking authority or court, that seeks to prohibit or limit Buyer from exercising all material rights and privileges of its ownership of the Purchased Assets; provided, that, Buyer and Sellers shall have used their reasonable best efforts to have any such action or order lifted and the same shall not have been lifted within 30 days after entry; or

                              (c)         by either Buyer and NHC, on the one hand, or Sellers and Owner, on the other hand, in writing, if the other Parties are not able to comply with the conditions to Closing in Section 5.2 or Section 5.3; provided, that the defaulting Parties shall have a period of 10 days following written notice from the non-defaulting Parties to cure any breach of this Agreement, if such breach is curable; and provided, further, however, that Buyer’s and NHC’s inability to deliver the Cash Purchase Price to Sellers shall not be a default under this Agreement for the purposes of this Section 8.1(a).

              Section 8.2       Effect of Termination.

                             (a)         In the event of termination in accordance with Section 8.1, this Agreement will become void and there will be no liability on the part of any Party or their respective directors, managers, officers, equity holders or agents, except as provided in Section 9.1 and except that any such termination shall be without prejudice to the rights of any Party arising out of the breach by any other Party of any representation or covenant contained in this Agreement or due such other Party’s failure or refusal to close without justification under this Agreement.

                             (b)         If this Agreement is terminated pursuant to Section 8.1(a) and as of such date Sellers or Owner are not in default under this Agreement, Buyer and NHC shall, jointly and severally, pay to Sellers and Owner to an account designated by Owner Three Hundred Thousand Dollars ($300,000) as a termination fee and liquidated damages and such payment shall, notwithstanding Section 8.2(a), be the sole and exclusive monetary remedy of Sellers and Owner under this Agreement except with respect to fraud or willful breaches of this Agreement by Buyer or NHC.

ARTICLE IX

GENERAL PROVISIONS

             Section 9.1       Expenses. All costs incurred in connection with the Transaction Documents and the Transactions shall be paid by the Party incurring such costs, whether or not the Closing has occurred. Sellers shall pay all costs related to transfer, stamp, sales, use or other similar Taxes or costs payable in connection with the sale of the Purchased Assets.

             Section 9.2       Notices. All communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

Sellers:

Arizona Center for Minimally Invasive Surgery, LLC
6617 E Cactus Wren Rd
Paradise Valley, AZ 85253
Fax No.:
Attn: L. Philipp Wall. M.D.

Arizona Vein & Vascular Center, LLC
6617 E Cactus Wren Rd
Paradise Valley, AZ 85253
Fax No.:
Attn: L. Philipp Wall. M.D.

L. Philipp Wall, M.D., P.C.
6617 E Cactus Wren Rd
Paradise Valley, AZ 85253

Fax No.:
Attn: L. Philipp Wall. M.D.

with a copy to (which shall not constitute notice to Sellers):

Squire Patton Boggs (US) LLP
2000 Huntington Center
41 South High Street
Columbus, OH 43215
Fax No.: (614) 365-2499
Attn: Patrick D. Cornelius

Buyer or NHC:

Nobilis Health Corp.
11700 Katy Freeway Ste. 300
Houston, Texas 77079
Fax No.: (281) 840-5190
Attn: General Counsel

with a copy to (which shall not constitute notice to Buyer):

Orrick, Herrington & Sutcliffe LLP
1301 McKinney Street, Suite 4100
Houston, TX 77010
Fax No.: 713-658-6401
Attn: David L. Ronn

             Section 9.3      Severability. If any term of this Agreement is held illegal or incapable of being enforced by any rule of law or public policy, all other terms of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

             Section 9.4      Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof, and supersede all prior agreements with respect thereto.

             Section 9.5      Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the non-assigning Parties; provided, however, that Buyer may assign all or a portion of its rights and obligations under this Agreement to any affiliate of Buyer, provided such person or entity agrees in writing to be bound by all of Buyer’s obligations under this Agreement.

             Section 9.6      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right or remedy of any nature under or by reason of this Agreement, except for the indemnification rights under Article VI.

             Section 9.7      Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties. Waiver of any provision of this Agreement will be effective only if in writing and signed by the Party waiving the provision and, unless expressly provided, will not be a waiver of any subsequent breach or a waiver of any other provision of this Agreement (regardless of whether similar).

             Section 9.8      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Texas applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

             Section 9.9      Dispute Resolution. In the event of any dispute between the Parties as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement) other than a dispute over the calculation the Closing Vascular EBITDA or Anniversary Vascular EBITDA pursuant to Section 1.8 or the allocation of the Purchase Price pursuant to Section 1.9, the Parties shall promptly meet in a good faith effort to resolve the dispute. If the Parties do not agree on a decision within 30 days after the first meeting on that topic, each Party shall be free to pursue and exercise any and all legal rights available to them. The Parties shall be free to submit any unresolved dispute to any form of alternative dispute resolution they deem appropriate or, absent such agreement, the dispute shall be submitted to the Federal courts located in Harris County, Texas, which forum, the parties specifically agree, is a proper and convenient dispute resolution forum. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT THIS AGREEMENT.

             Section 9.10    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile signatures or .pdf copies shall be deemed the same as originals.

             Section 9.11    Press Releases. Any press release or public announcement regarding this Agreement or the Transactions shall require the written approval of Buyer and NHC, and shall be subject to the prior review by Owner and Buyer and NHC shall take into account Owner’s comments and concerns with respect to any such press release or public announcement.

[Signature Pages Follow]

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

BUYER:

Northstar Healthcare Acquisitions, LLC

By: /s/ Harry Fleming
Name: Harry Fleming
Title: Chief Executive Officer

NHC:

Nobilis Health Corp.

By: /s/ Harry Fleming
Name: Harry Fleming
Title: Chief Executive Officer

Signature Page to Purchase Agreement

SELLERS:

Arizona Center for Minimally Invasive
Surgery, LLC

By: /s/ L. Philipp Wall, M.D.
Name: L. Philipp Wall, M.D.
Title: President

Arizona Vein & Vascular Center, LLC

By: /s/ L. Philipp Wall, M.D.
Name: L. Philipp Wall, M.D.
Title: President

L. Philipp Wall, M.D., P.C.

By: /s/ L. Philipp Wall, M.D.
Name: L. Philipp Wall, M.D.
Title: President

OWNER:

/s/ L. Philipp Wall, M.D.
Name: L. Philipp Wall, M.D.

Signature Page to Purchase Agreement